Exhibit 17.1

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This First Amendment to Amended and Restated Loan and Security Agreement is dated as of August 18, 2004, by and between NetLogic Microsystems, Inc. (the “Borrower”) and Silicon Valley Bank (“Bank”).

RECITALS

WHEREAS, Bank has extended a $4,500,000 formula revolving line of credit to Borrower pursuant to the Amended and Restated Loan and Security Agreement, dated March 30, 2004, by and between Borrower and Bank (as may be amended from time to time, the “Loan Agreement”; defined terms used herein without definition shall have the meanings set forth in the Loan Agreement) and a $10,000,000 accounts receivable based line of credit to Borrower pursuant to the AR Financing Loan Agreement;

WHEREAS, Borrower desires that Bank amend the Loan Agreement to (i) provide for a $14,500,000 non-formula revolving line of credit, (ii) release Intellectual Property from the Collateral, and (iii) amend the minimum cash covenant and to concurrently terminate the AR Financing Loan Agreement; and

WHEREAS, Bank is willing to amend the Loan Agreement, on the conditions specified herein, and Borrower is willing to agree to such conditions;

NOW, THEREFORE, IT IS AGREED THAT:

1. AMENDMENTS TO THE LOAN AGREEMENT.

(a) Section 2.2.1(a) is amended to read:

(a) Bank will make Advances not exceeding the Committed Revolver Line minus (i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), (ii) the FX Reserve and (iii) the Cash Management Services Advances outstanding.

(b) Section 2.2.2 is amended to read:

2.2.2 Letters of Credit Sublimit. Bank will issue or have issued Letters of Credit not exceeding (i) the Committed Revolver Line minus (ii) the outstanding principal balance of the Advances under the Committed Revolver Line, minus (iii) the Cash Management Services Advances outstanding (which Advances shall not be included in the outstanding Advances in the preceding clause (i) for purposes of determining the Letters of Credit availability), minus (iv) the FX Reserve. Each Letter of Credit will have an expiry date of no later than 180 days after the Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

(c) Section 2.2.3 is amended to read:

2.2.3 Foreign Exchange Sublimit. If there is availability under the Committed Revolver Line, then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (individually a “FX Forward Contract” and collectively the “FX Forward Contracts”). Bank will subtract 10% of each outstanding FX Forward Contract from availability under the Committed Revolver Line (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

(d) Section 2.2.5 is amended to read:

2.2.5 Overadvances. If Borrower’s Obligations under Section 2.2.1, 2.2.2, 2.2.3, and 2.2.4 exceed the Committed Revolver Line, Borrower must immediately pay Bank the excess.

(e) Section 2.4.1 is amended to read:

2.4.1 Interest Rate. Advances accrue interest on the outstanding principal balance at a per annum rate equal to the greater of (i) one quarter of one percentage point (0.25%) above the Prime Rate, and (ii) 4.25%. After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(f) Section 4.3 is amended to read:

4.3 Intellectual Property Related Assets as Collateral. Although Intellectual Property is not part of the Collateral, the Collateral shall include at all times all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Moreover, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically and at all times include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

(g) Section 5.5 is amended to read:

5.5 Solvency. Borrower is able to pay its debts (including trade debts) as they mature; the fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities and the Borrower is not left with unreasonably small capital after the transactions in this Agreement.

(h) Section 6.2 is amended to read:

6.2 Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 90 days after the last day of Borrower’s fiscal year, an unqualified opinion on the financial statements for such fiscal year from an independent certified public accounting firm reasonably acceptable to Bank; and (ii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more.

(b) Borrower will deliver to Bank within 45 days after the last day of each fiscal quarter a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

(c) Allow Bank to audit Borrower’s Collateral at Borrower’s expense if an Event of Default has occurred and is continuing. The audit fee will be $750 per day.

(i) Section 6.6 is amended to read:

6.6 Primary Accounts; Minimum Deposits. Borrower will maintain at least twenty-five percent (25%) of its cash and cash equivalents in its depository and operating accounts with Bank and its investment accounts with SVB Securities.

(j) Section 6.7 is amended to read:

6.7 Financial Covenant. Borrower will maintain at all times unrestricted cash, cash equivalents and marketable securities of not less than $30,000,000.

(k) Section 6.8 is amended to read:

6.8 Intellectual Property. Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(l) Section 8.1 is amended to read:

8.1 Payment Default. If Borrower fails to pay any of the Obligations within 3 Business Days after their due date; however, during such period no Credit Extensions will be made;

(m) Section 8.2 is amended to read:

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2 or 6.7 or violates any of the covenants contained in Article 7 of this Agreement, or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);

(n) Section 8.7 is deleted in its entirety and Sections 8.8 and 8.9 are renumbered as Sections 8.7 and 8.8, respectively.

(o) The definition of “Committed Revolver Line” in Section 13.1 is amended to read:

“Committed Revolver Line” is $14,500,000.

(p) The definition of “Obligations” in Section 13.1 is amended to read:

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including the cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

(q) Clause (a) of the definition of “Permitted Indebtedness” in Section 13.1 is amended to read:

(a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(r) Clause (h) of the definition of “Permitted Liens” in Section 13.1 is amended to read:

(h) Liens arising from judgments, decrees or attachments that do not constitute an Event of Default under Section 8.4;

(s) The definition of “Subordinated Debt” in Section 13.1 is amended to read:

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

(t) Section 13.1 is amended by deleting in their entirety the definitions of “Borrowing Base” and “IPO”.

(u) The seventh paragraph of Exhibit A is deleted in its entirety, and the second to last paragraph of Exhibit A to the Loan Agreement is amended to read:

Notwithstanding the foregoing, the Collateral shall not include: (i) any copyrights, trademarks, servicemarks, patents and mask works and applications, now owned or hereafter acquired, including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use, (ii) any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held, (iii) any design rights which may be available to Borrower now or later created, acquired or held, and (iv) any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

(v) Exhibit C to the Loan Agreement is amended to read as provided in Attachment “A” hereto.

2. NO DEFENSES OF BORROWER. Borrower agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

3. ACKNOWLEDGMENTS OF BANK. Bank acknowledges and agrees that, as of the date hereof, and upon satisfaction of the conditions specified in Section 4:

(a) Borrower has paid, and Bank has received, all amounts due to Bank pursuant to Section 2.5 of the Loan Agreement;

(b) the AR Financing Loan Agreement has been terminated and Borrower has paid all obligations due thereunder; and

(c) the Intellectual Property Security Agreement, dated as of March 30, 2004, by and between Borrower and Bank, is terminated and of no further force or effect, and Bank shall promptly take all actions reasonably required to give effect to, and evidence of, the termination of the Intellectual Property Security Agreement and the release of the Intellectual Property from the Collateral, in each case effective as of August 18, 2004.

4. CONDITIONS. The effectiveness of this Amendment is conditioned upon:

(a) payment of all Bank Expenses relating to this Amendment; and

(b) termination of the AR Financing Loan Agreement and Borrower’s payment of all obligations thereunder.

5. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations and Loan Agreement hereunder, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan Documents as modified by this Amendment. Except as expressly modified pursuant to this Amendment, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Amendment shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Loan Documents as in effect prior to the effectiveness of this Amendment, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification agreements.

6. COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

This Amendment is executed as of the date first written above.

BORROWER: NETLOGIC MICROSYSTEMS, INC.		BANK: SILICON VALLEY BANK

By:	/s/ Don Witmer	By:	/s/ Teresa Li

Name:	Don Witmer	Name:	Teresa Li

Title:	Chief Financial Officer	Title:	Vice President

ATTACHMENT “A”

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054

FROM:	NETLOGIC MICROSYSTEMS, INC.

The undersigned authorized officer of NetLogic Microsystems, Inc. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (i) Borrower is in complete compliance for the period ending                          with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required		Complies
Compliance Certificate	Quarterly within 45 days		Yes	No
Annual on Form 10-K(Audited)	FYE within 90 days		Yes	No

Financial Covenant	Required	Actual	Complies
Maintain at all Times Minimum Cash/Cash Equivalents	$30,000,000	$	Yes	No

Borrower only has deposit accounts located at the following institutions:

                                                         .

Comments Regarding Exceptions: See Attached.		BANK USE ONLY

Sincerely,	Received by:
NETLOGIC MICROSYSTEMS, INC.		AUTHORIZED SIGNER

Date:

SIGNATURE	Verified:
AUTHORIZED SIGNER

TITLE	Date:

	Compliance Status:	Yes No
DATE